December 19, 1995



Mr. John Costello, Assistant Treasurer
Fidelity Investment Trust
82 Devonshire Street
Boston, MA  02109

Dear Mr. Costello:

Fidelity Investment Trust (the trust) is a Massachusetts business trust originally created under the name "Fidelity International Fund" pursuant to a written Declaration of Trust dated, executed, and delivered in Boston, Massachusetts on April 20, 1984. The trust's name was changed to "Fidelity International Trust" by vote of the Board of Trustees on June 28, 1984, and an Amended and Restated Declaration of Trust was filed with the Secretary of the Commonwealth of Massachusetts on August 2, 1984. The trust's name was changed to "Fidelity Overseas Fund" by vote of the Trustees on September 28, 1984, and a supplement to said
Declaration of Trust was filed with the office of the Secretary of the Commonwealth on October 18, 1984. The trust's name was further changed to "Fidelity Investment Trust" by vote of the Trustees on September 26, 1986, and a supplement to said Declaration of Trust was filed with the office of the Secretary of the Commonwealth on November 3, 1986. A supplement to the Declaration of Trust was dated and filed with the Secretary of the Commonwealth of Massachusetts on December 3, 1987. Two additional supplements were filed on November 7, 1988 and November 22, 1989, respectively, with the Secretary of the Commonwealth of Massachusetts. In addition, the Declaration of Trust was amended and restated on February 16, 1995 and filed with the Secretary of the Commonwealth of Massachusetts on April 3, 1995.

I have conducted such legal and factual inquiry as I have deemed necessary for the purpose of rendering this opinion.

Capitalized terms used herein, and not otherwise herein defined, are used as defined in the Declaration of Trust.

Under Article III, Section 1, of the Declaration of Trust, the beneficial interest in the Trust shall be divided into such transferable Shares of one or more separate and distinct Series as the Trustees shall from time to time create and establish. The number of Shares is unlimited and each Share shall be without par value and shall be fully paid and nonassessable. The Trustees shall have full power and authority, in their sole discretion and without obtaining any prior authorization or vote of the Shareholders of the Trust to create and establish (and to change in any manner) Shares with such preferences, voting powers, rights and privileges as the Trustees may from time to time determine, to divide or combine the Shares into a greater or lesser number, to classify or reclassify any issued Shares into one or more Series of Shares, to abolish any one or more Series of Shares, and to take such other action with respect to the Shares as the Trustees may deem desirable.

 Under Article III, Section 4, the Trustees shall accept investments in the Trust from such persons and on such terms as they may from time to time authorize. Such investments may be in the form of cash or securities in which the appropriate Series is authorized to invest, valued as provided in Article X, Section 3. After the date of the initial contribution of capital, the number of Shares to represent the initial contribution may in the Trustees' discretion be considered as outstanding and the amount received by the Trustees on account of the contribution shall be treated as an asset of the Trust. Subsequent investments in the Trust shall be credited to each Shareholder's account in the form of full Shares at the Net Asset Value per Share next determined after the investment is received; provided, however, that the Trustees may, in their sole discretion,
(a) impose a sales charge upon investments in the Trust and (b) issue fractional Shares.

By a vote adopted on April 20, 1984, and amended on February 22, 1985, the Board of Trustees authorized the issue and sale, from time to time, of an unlimited number of shares of beneficial interest of the trust in accordance with the terms included in the current Registration Statement and subject to the limitations of the Declaration of Trust and any amendments thereto.

I understand from you that, pursuant to Rule 24f-2 under the Investment Company Act of 1940, the trust has registered an indefinite amount of shares of beneficial interest under the Securities Act of 1933. I further understand that, pursuant to the provisions of Rule 24f-2, the trust intends to file with the Securities and Exchange Commission a Notice making definite the registration of 377,177,176 shares of the trust (the "Shares") sold in reliance upon Rule 24f-2 during the fiscal year ended October 31, 1995.

I am of the opinion that all necessary trust action precedent to the issue of Shares, has been duly taken, and that all Shares were legally and validly issued, and are fully paid and nonassessable, except as described in the Statements of Additional Information under the heading "Shareholder and Trustee Liability." In rendering this opinion, I rely on the representation by the trust that it or its agent received consideration for the Shares in accordance with the Declaration of Trust and I express no opinion as to compliance with the Securities Act of 1933, the Investment Company Act of 1940 or applicable state "Blue Sky" or securities laws in connection with sales of the Shares.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with a Rule 24f-2 Notice which you are about to file under the 1940 Act with said
Commission.

Sincerely,



Judith R. Hogan
Associate General Counsel